EXHIBIT 3.1

EVOLVING SYSTEMS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)

Evolving Systems, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of October 26, 2004, in accordance with Section 141(c) of the Delaware General Corporation Law:

RESOLVED, that a series of Preferred Stock, the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

A total of 966,666 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” (“Series B Preferred Stock”) with such series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.             Dividends.  The holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), such dividends as may be declared from time to time by the Board, out of funds legally available therefor, such dividends to be paid pro rata to the holders of Series B Preferred Stock and Common Stock based on the number of shares of Common Stock held by each, assuming full conversion of all such Series B Preferred Stock pursuant to Section 4 below.  As used in this Certificate of Designations, “Common Stock” shall mean the Common Stock, par value $.001, of the Corporation.

2.             Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a)         Payments to Holders of Series B Preferred Stock.

(i)       In the event of (A) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Deemed Liquidation Event (each, a “Liquidation”), the Corporation shall, subject to the provisions of Section 4(a) of this Certificate of Designation, pay the holders of shares of Series B Preferred Stock then outstanding out of the assets of the Corporation available for distribution to its stockholders, or, in the case of a Deemed Liquidation Event the surviving or resulting corporation or the acquiring party shall pay to the holders of shares of Series B Preferred Stock, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount (the “Series B Liquidation Amount”) equivalent to the sum of (x) the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible as of the date of such Liquidation multiplied by the Base Share Price; plus (y) any declared and unpaid dividends thereon.  The “Base Share Price” shall be $3.89 and shall be subject to adjustment for stock splits and combinations in accordance with the provisions of Section 4(f) below.

(ii)      The Corporation shall use its best efforts to pay the Series B Liquidation Amount to the holders of shares of Series B Preferred Stock within fifteen (15) consecutive days after consummation of the event constituting the Liquidation.

(iii)     If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any Parity Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)        Payments to Holders of Junior Stock.  After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock, any Parity Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series B Preferred Stock, upon any such Liquidation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.  For purposes hereof, “Junior Stock” shall mean the Common Stock and any other class or series of equity securities of the Corporation not expressly ranking senior to or on parity with the Series B Preferred Stock with respect to payment of dividends, redemption or rights upon liquidation, dissolution or winding up.

(c)         Deemed Liquidation Events.

(i)            The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”):

(A) a merger, consolidation, recapitalization, reorganization or other transaction in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such transaction; provided however that the following transactions set forth in Section 2(c)(i)(A)(I) and (II) will not be considered a Deemed Liquidation Event:

(I)                                    a merger or consolidation that involves the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation, more than fifty percent (50%), by voting power and economic interest, of the capital stock of either (1) the surviving or resulting corporation, or, (2) the parent corporation of such surviving or resulting corporation if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation.

(II)                                a merger or consolidation that (1) has been approved by the Board, (2) the effect of which is Accretive and (3) following the consummation of such transaction the

Corporation shall have cash of at least $5,000,000 on a consolidated basis.

(B) the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation, including, but not limited to, the sale or exclusive license of all or substantially all of the Corporation’s intellectual property.

(ii)           The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board.

(d)        The Corporation shall mail written notice of any Liquidation (other than a Deemed Liquidation Event) to each holder of Series B Preferred Stock not less than twenty (20) consecutive days prior to the payment date or effective date thereof.  Notwithstanding the foregoing, in the event of a Deemed Liquidation Event as contemplated in Section (c)(i)(A)(II) above, the Corporation shall mail written notice of such event, together with the Financial Projections, to the Primary Holders (as such term is defined in Section 3(b)(i) below) on behalf of all of the holders of Series B Preferred Stock, no later than sixty (60) calendar days prior to the contemplated effective date of such Deemed Liquidation Event.  The Financial Projections shall be deemed accepted and conclusive and binding upon the holders of the Series B Preferred Stock, unless the Primary Holders shall give written notice to the Corporation of the items in the Financial Projections with which the Primary Holders disagree (the “Accretive Calculation Disagreement Notice”) within twenty (20) calendar days of the receipt by the Primary Holders of the Financial Projections.  The Accretive Calculation Disagreement Notice shall specify each item disagreed with by the Primary Holders (or the Primary Holders’ calculation thereof) and the dollar amount of such disagreement.  The Corporation may, within twenty (20) calendar days of its receipt of the Accretive Calculation Disagreement Notice, advise the Primary Holders that the Corporation has accepted the position of the Primary Holders as set forth on the Accretive Calculation Disagreement Notice, whereupon the Liquidation shall be considered a Deemed Liquidation Event for all purposes of Section 2 of this Certificate of Designation.  If the Corporation does not notify the Primary Holders of the Corporation’s acceptance of the Primary Holders’ position, then the Corporation and the Primary Holders shall, during the twenty (20) calendar days after receipt by the Corporation of the Accretive Calculation Disagreement notice, negotiate in good faith to resolve any such disagreements.  If at the end of such twenty (20) calendar days, the Corporation and the Primary Holders have been unable to resolve their disagreements, either the Corporation or the Primary Holders may engage on behalf of the Corporation and the holders of Series B Stock, Grant Thornton LLP (or such other Person mutually agreed to in writing by the parties) (the “Unaffiliated Firm”) to resolve the matters set forth in the Accretive Calculation Disagreement Notice.  The Unaffiliated Firm shall (i) resolve the disagreement as to the Financial Projections as promptly as possible after its engagement by the parties; (ii) thereby consider and resolve only those items in the Accretive Calculation Disagreement Notice which remain unresolved between the Corporation and the Primary Holders; and (iii) shall otherwise employ such procedures as it, in its sole discretion, deems necessary or appropriate in the circumstances.  The Unaffiliated Firm shall submit to the Corporation and the Primary Holders a report of its review of the items in the Accretive Calculation Disagreement Notice as quickly as practicable and shall include in such report its determination as to whether the effect of the proposed merger or consolidation is Accretive.  The determination so made by the Unaffiliated Firm shall be conclusive, binding on, and non-appealable by, the Corporation and the holders of the Series B Preferred Stock.  The fees and disbursements of the Unaffiliated Firm shall be borne one half by the Corporation and one half by the Primary Holders.  Notwithstanding all of the foregoing, the Corporation may elect, at any time, not to comply with this

Section 2(d) with respect to a transaction described in Section 2(c)(i)(A)(II) above in which event the transaction shall be a Deemed Liquidation Event.

3.             Voting.  From the Series B Original Issue Date, until the adjournment of the Initial Stockholder Meeting, the holders of outstanding shares of Series B Preferred Stock shall have no voting rights on any matters presented to the stockholders of the Corporation other than as may be required by the Delaware General Corporation Law.  Following the date of the Initial Stockholder Meeting, however, the Series B Preferred Stock shall have the following voting rights:

(a)         General Voting Rights.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible pursuant to Section 4 below as of the record date for determining stockholders entitled to vote on such matter; provided, however, that in no event shall any share of Series B Preferred Stock be entitled to more votes than the Maximum Per Share Preferred Vote.  Except as provided by law or by the provisions of Section 3(b) or 3(c) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.  As used herein, the “Maximum Per Share Preferred Vote” for each share of Series B Preferred Stock shall be no greater than the maximum votes per share permitted under Rule 4351 of the National Association of Securities Dealers (and the interpretive rules and regulations thereunder) (such number to be adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar adjustments to the Corporation’s capital stock, and in all events subject to applicable NASDAQ regulations).

(b)        Elections of Directors.

(i)            Subject to Section 3(b)(iii) and Section 4(b) below, the holders of the shares of Series B Preferred Stock, exclusively and as a separate class, for so long as Tertio Telecoms Group Ltd. (“Tertio”), Advent International Corporation, Apax Partners, Ltd., Four Seasons Ventures II A.S. and/or their respective Affiliates (collectively, the “Primary Holders”) hold in the aggregate such number of shares of Series B Preferred Stock and such other convertible instruments (including convertible debt instruments) issued to such Primary Holders in connection with the Stock Purchase Agreement which would upon the conversion of such shares of Series B Preferred Stock and such other convertible instruments into Common Stock constitute no less than five (5%) percent of the Corporation’s issued and outstanding Common Stock (the “Common Stock Ownership Threshold Amount”) on the record date for the applicable election after having given effect to such conversion and assuming the conversion of all other convertible securities of the Corporation (including convertible debt instruments), shall be entitled to elect, by written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock outstanding on the record date for the applicable election, one (1) person to the Board (the “Series B Director”).  The rights set forth in this Section 3(b) may not be assigned without the prior written consent of the Corporation.

(ii)           The Compensation Committee of the Board of Directors shall include the Series B Director if requested by a majority of the holders of the shares of Series B Preferred Stock.

(iii)          A vacancy in any directorship filled by the Series B Director shall be filled only by written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

(c)         Series Voting Rights.  The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be)  as a separate class

(i)            amend the Certificate of Incorporation, including this Certificate of Designation or the Bylaws of the Corporation, so as to amend, alter, repeal or otherwise effect the powers, preferences or special rights of the Series B Preferred Stock in a manner that adversely affects the rights, preferences or privileges of the holders of Series B Preferred Stock;

(ii)           authorize, designate or issue, or amend the terms of, any Parity Stock or any class of stock of the Corporation ranking senior to the Series B Preferred Stock as to the payment of dividends, as to distribution of assets upon Liquidation or as to any other payment upon Liquidation (“Senior Stock”);

(iii)          amend, alter or repeal the Bylaws of the Corporation in any way that is inconsistent with this Certificate of Designation;

(iv)          increase the number of directors of the Corporation to more than seven (7) directors, or change the classification and terms of the Board members to other than three (3) classes with the members of each class serving a term of three (3) years;

(v)           redeem, retire, repurchase or acquire, directly or indirectly (including through a Corporation Subsidiary) any shares of Junior Stock of the Corporation (including securities convertible into or exchangeable for such capital stock), other than repurchases of Common Stock from employees and consultants who received the stock in connection with their performance of services at cost upon termination of employment or service;

(vi)          redeem, retire, repurchase or acquire directly or indirectly (including through a Corporation Subsidiary) any shares of Senior Stock or Parity Stock other than in accordance with the terms of such Senior Stock or Parity Stock approved pursuant to Section 3(c)(ii) above; and

(vii)         effect, or adopt any plan to effect, any liquidation, dissolution or winding up of the Corporation.

4.             Conversion.  The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)         Right to Convert.  Subject to Section 4(a)(i) below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the Stated Value of such shares by (y) the Conversion Price in effect on the Conversion Date.  Any declared but unpaid dividends on the Conversion Date shall be payable by the Corporation in cash to the converting holder.  The “Stated Value” shall initially be $10.50 per share, which shall be subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series B Original Issue Date affecting the shares of Series B Preferred Stock.

(i)            The “Conversion Price” initially shall be $3.50, and such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii)           In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 5 below, the Conversion Rights of the shares of Series B Preferred Stock designated for redemption shall terminate at 5:00 p.m., Pacific time, on the second business day preceding the applicable Redemption Date, unless the Redemption Price is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full.

(iii)          In the event of a Liquidation, the Conversion Rights shall terminate at 5:00 p.m., Eastern time, on the tenth (10th) business day following the receipt of the notice of the Liquidation by the holders of the Series B Preferred Stock; provided, however, that if such Liquidation is not consummated within sixty (60) days after the mailing of such notice, the Conversion Rights shall be deemed to have not terminated and shall thereafter continue in full force and effect.

(b)   Mandatory Conversion.  Upon the occurrence of the earliest of any Conversion Triggering Event (as such term is defined below), the shares of Series B Preferred Stock shall automatically be converted at the Conversion Price in effect for such Series B Preferred Stock into shares of Common Stock in such amount so that following such conversion, the holders of Series B Preferred Stock shall continue to hold, in the aggregate, one thousand (1,000) shares of Series B Preferred Stock in substantially the same ratio as owned by the holders of Series B Preferred Stock prior to such conversion.  Any declared but unpaid dividends on the Conversion Date shall be payable by the Corporation in cash to the converting holder.  A “Conversion Triggering Event” shall be deemed to have occurred upon the occurrence of any of the following events:

(i)            The affirmative vote of the stockholders of the Corporation, in accordance with all legal requirements, at the Initial Stockholder Meeting or at any adjournment of the Initial Stockholder Meeting.  The Initial Stockholder Meeting shall be convened by the Corporation no later than March 31, 2005; provided, however, that if the Initial Stockholder Meeting is not convened on or prior to March 31, 2005, or the Initial Stockholders Meeting is convened and the proposals to be presented to the stockholders of the Corporation as described below in this Section 4(b)(i) are not acted upon at such time, the Corporation may convene or adjourn the Initial Stockholder Meeting on or to a later date so long as it continues to diligently pursue and use its best efforts to cause an affirmative vote of the stockholders of the Corporation, in accordance with all legal requirements, approving the proposals described below in this Section 4(b)(i), to be obtained as soon as possible, but in any event no later than May 16, 2005.  The proposals to be presented to and acted upon by the stockholders of the Corporation at such meeting shall be proposals to approve:  (A) the issuance of twenty percent (20%) or more of the Common Stock of the Corporation to Tertio and its stockholders in accordance with the terms of that certain Stock Purchase Agreement among the Corporation, Tertio and the parties listed therein (the “Stock Purchase Agreement”); (B) an amendment to the Corporation’s Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Corporation; and (C) such other matters as the Corporation’s Board of Directors may determine, provided that such other matters are of the type and nature historically presented to and acted upon by the stockholders of the Corporation at the Corporation’s annual meeting of stockholders (the first such stockholder meeting following the Series B Original Issue Date where such proposals are presented to the stockholders of the Corporation is referred to herein as the “Initial Stockholder Meeting”); or

(ii)           In the event that, at any time after the second anniversary of the Series B Original Issue Date, the average closing price per share of the Common Stock on the Nasdaq Stock Market (or other applicable stock market exchange) as reported by Bloomberg or another reputable reporting service for a period of forty-five (45) consecutive days is equal to or greater than the product of the Conversion Price multiplied by two and a half (2.5); or

(iii)          The approval of the holders of more than fifty percent (50%) of the outstanding Series B Preferred Stock (by written consent or pursuant to a meeting of such stockholders) to cause all issued and outstanding shares of Series B Preferred Stock to be automatically converted into shares of Common Stock at the Conversion Price then in effect for the Series B Preferred Stock.

Following a Conversion Triggering Event or in the event that less than 5% of the Series B Preferred Stock originally issued is at anytime then outstanding, Section 3(c)(ii) – (vii) herein shall automatically be terminated.  The Primary Holders shall, to the extent they are not required to file reports regarding their ownership of the capital stock of the Corporation with the US Securities and Exchange Commission, notify the Corporation in writing within twenty (20) days of any transfers or other disposition of any of their respective shares of Series B Preferred Stock.  In the event the Corporation determines that the Primary Holders no longer own, in the aggregate, the Common Stock Ownership Threshold Amount, the Company shall promptly notify the Primary Holders and then any remaining shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for such Series B Preferred Stock.

In the event of any such automatic conversion as contemplated by this Section 4(b), notwithstanding anything to the contrary set forth in Section 3(b) above, for so long as the Primary Holders hold (i) any shares of Series B Preferred Stock and (ii) no less than the Common Stock Ownership Threshold Amount, the holders of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect, by written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock outstanding on the record date for the applicable election, the Series B Director.

(c)         Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock pursuant to this Section 4.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.  The Corporation shall, as soon as practicable after the Conversion Date, and in no event later than five (5) consecutive days after the Conversion Date, pay to such holder any cash payable in lieu of any such fraction of a share.

(d)        Mechanics of Conversion.

(i)            In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall deliver to the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) a written notice (the “Conversion Notice”) that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates.  The Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  The date specified by the holder in the notice shall be the conversion date or, if no date is specified in the Conversion Notice, the conversion date shall be the date the Conversion Notice is delivered to the Corporation and, in the event of a mandatory conversion as contemplated by Section 4 above, the conversion date shall be the date notice of such mandatory conversion is issued by the Corporation to all of the holders of Series B Preferred Stock (such date, as determined in accordance with the notice provisions hereof, the “Conversion Date”).  On or before the Conversion Date, the holders shall surrender a certificate or certificates for the shares to be converted (or an affidavit of loss and indemnity agreement relating thereto) to the office of the transfer agent for the Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  If required by the Corporation, certificates surrendered for conversion shall be accompanied by a written instrument evidencing such holder’s desire to convert a specified number of shares of Series B Preferred Stock, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to such holder a new certificate representing the remaining shares of Series B Preferred Stock.  Upon conversion of any Series B Preferred Stock, the Corporation shall promptly (but in no event later than three (3) consecutive business days after the Conversion Date) issue or cause to be issued and cause to be delivered to, or upon the written order of, such holder (or former holder, as the case may be) of Series B Preferred Stock and in such name or names as such holder may designate, a certificate for the shares of Common Stock issuable upon such conversion, free of restrictive legends unless such shares of Common Stock are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act.  The shares of Common Stock issuable upon conversion of the shares represented by the certificate or certificates delivered to the Corporation shall be deemed to be outstanding as of the Conversion Date.  Such holder, or any person so designated by such holder to receive such shares of Common Stock, shall be deemed to have become the holder of record of such shares of Common Stock as of the Conversion Date.  If and when such shares of Common Stock may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement, the Corporation shall use its best efforts to deliver such shares of Common Stock electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(ii)           The Corporation covenants that it shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized but unissued and otherwise unreserved shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock or, if the number of shares of Common Stock so reserved is insufficient, the Corporation shall take any corporate action that is necessary to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock within forty five (45) consecutive days after the occurrence of such deficiency.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(iii)          Upon any such conversion, shares of Common Stock issued upon conversion of such shares of Series B Preferred Stock shall not be deemed Additional Shares of Common Stock and no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv)          All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote as a separate class, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock and cash, if any, in accordance with Sections 4(c) and 4(d) above.  Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for action by the holders of Series B Preferred Stock or any other stockholders) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(v)           The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred

Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(e)         Adjustments to Conversion Price for Dilutive Issuances.

(i)            No Adjustment of Conversion Price.  No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 4(e)(iv) below) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is at least equal to the Base Share Price.  In addition, no adjustment in the Conversion Price shall be made if, prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series B Preferred Stock then outstanding agreeing that no such adjustment shall be made as a result of such issuance or deemed issuance.

(ii)           Issue of Securities to be a Deemed Issue of Additional Shares of Common Stock.

(A)       If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)        If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4(e)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted prospectively to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)        If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4(e)(iii) below (either because the consideration per share (determined pursuant to Section 4(e)(iv) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(e)(ii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)        Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4(e)(iii) below, the Conversion Price shall be readjusted prospectively to such Conversion Price as would have been obtained had such Option or Convertible Security never been issued.

(E)        No adjustment in the Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(iii)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(ii) above), without consideration or for a consideration per share less than the Base Share Price, then the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, (i) all shares of Common Stock issuable upon conversion  or exercise of shares of Series B Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue or upon exercise of such securities shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Series B Preferred Stock shall be determined without giving effect to any adjustments to the Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(iv)          Determination of Consideration.  For purposes of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)       Cash and Property.  Such consideration shall:

(I)                                    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)                                insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the members of the Board other than any member who will receive such property; and

(III)                            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the members of the Board other than any member who will receive such consideration.

(B)        Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(I)                                    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(II)                                the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v)           Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4(e)(iii) above, and such issuance dates occur within a period of no more than sixty (60) consecutive days, then, upon the final such issuance, the Conversion Price shall be readjusted prospectively to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(f)         Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date (i) effect a subdivision of the outstanding Common Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Series B Preferred Stock, or (ii) combine the outstanding shares of Series B Preferred Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series B Original Issue Date (x) combine the outstanding shares of Common Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Series B Preferred Stock, or (y) effect a subdivision of the outstanding shares of Series B Preferred Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased.  Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)        Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased, as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(h)        Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock to be received upon such conversion, the kind and amount of securities of the Corporation, cash or other property that they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that no such provision shall be made if the holders of Series B Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(i)          Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 2(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (which is not a Liquidation) in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (f), (g) or (h) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(j)          Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 4 shall be made to the nearest one tenth of a cent ($0.001), with five one hundredths of a cent ($0.0005) rounded down.  No adjustment in the Conversion Price is required if the amount of such adjustment would be less than one cent ($0.01); provided, however, that any adjustments which by reason of this Section 4(j) are not required to be made will be carried forward and given effect in any subsequent adjustment.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(k)         Certificate as to Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 4, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based.  The Corporation will promptly deliver a copy of each such certificate to each holder of Series B Preferred Stock and to the Corporation’s Transfer Agent.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) consecutive days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series B Preferred Stock.

(l)          Notice of Record Date.  In the event:

(i)            the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up.  Any notice required under this Section 4(l) shall be sent at least twenty (20) consecutive days prior to the record date or effective date for the event specified in such notice.

(m)        No Impairment.  The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

5.             Redemption at the Option of the Holders of Series B Preferred Stock.

(a)         Holder Right to Require Redemption.  If the “Shelf Registration Statement” to be prepared and filed by the Corporation in accordance with the terms and conditions of Section 2.3 of the Investor Rights Agreement by and among the Corporation and the holders of the Series B Preferred Stock dated as of the Series B Original Issue Date (the “Investor Rights Agreement”) (i) is not declared effective by the U.S. Securities and Exchange Commission as contemplated by such Section 2.3, or (ii) if declared effective, is not kept continuously effective as contemplated by Section 2.4 of the Investor Rights Agreement (provided, the suspension of effectiveness of such Registration Statement for a period of not more than five (5) business days over any 12 month period shall be deemed “continuously effective”), each holder of Series B Preferred Stock may, in its sole discretion, require the Corporation at any time and from time to time during the five (5) year period following the failure to occur of (i) or (ii) above, as the case may be, to redeem all or any portion of the shares of Series B Preferred Stock held by such holder for an amount equivalent to the product of the number of shares of Common Stock into which a share of Series B Preferred Stock (and any declared and unpaid dividends thereon) is convertible as of the date of the Put Notice multiplied by the Base Share Price (the “Put Price”), by providing the Corporation with written notice requesting such redemption (a “Put Notice”).

(b)        The process for effecting any such redemption shall be as follows:

(i)            Within fifteen (15) consecutive days after the receipt of a Put Notice, the Corporation shall send to each holder of Series B Preferred Stock a notice (the “Corporation Notice”) which shall (A) state the number of shares of Series B Preferred Stock that are the subject of the applicable Put Notice, and (B) specify a date (a “Put Date”) as of which a redemption pursuant to this Section 5 shall be effected and the date by which a holder may elect to join in the redemption pursuant to

Section (b)(ii) below.  Each Put Date shall be not more than forty (40) consecutive days following the date on which the related Corporation Notice is sent by the Corporation.

(ii)           Within ten (10) consecutive days after receipt of the Corporation Notice, each holder of Series B Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Series B Preferred Stock in such Put Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Put Notice).

(iii)          At least ten (10) consecutive days prior to the Put Date, the Corporation shall provide each holder of Series B Preferred Shares for which redemption was requested with written notice (“Closing Notice”) that states (i) the applicable Put Price, (ii) the applicable Put Date, (iii) the number of shares requested to be redeemed on that Put Date, (iv) the number of shares of Series B Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or affidavit of loss and indemnity agreement) representing the shares of Series B Preferred Stock to be redeemed.

(iv)          Subject to the limitations above in this Section 5, on the applicable Put Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder for which redemption was requested, that number of outstanding shares of Series B Preferred Stock specified or deemed to be included in the Put Notice.  In the event the Corporation does not have sufficient funds legally available to redeem on such Put Date all shares of Series B Preferred Stock to be redeemed on such Put Date, the Corporation shall redeem a pro rata portion of each holder’s shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(c)         Put Notice and Other Notices.  Any Put Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Series B Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below.

(d)        Surrender of Certificates; Payment.  On or before the applicable Put Date, each holder of shares of Series B Preferred Stock to be redeemed on such Put Date, unless such holder has exercised its right to convert such shares as provided in Section 4 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 5, and thereupon the Put Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.  In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(e)         Rights Subsequent to Put.  If the Put Notice shall have been duly given, and if on the applicable Put Date the Put Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Put Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Put Date terminate, except only the right of the holders to receive the Put Price without interest upon surrender of their certificate or certificates therefor.

6.             Definitions.  Unless otherwise defined, capitalized terms used in this Certificate of Designation shall have the following meanings:

“Accretive” shall mean that the projected pro forma consolidated EBITDA (calculated on a per share basis) of the Corporation and the other constituent entity(ies) in such transaction, and the respective consolidated subsidiaries of the Corporation and such constituent entity(ies) for the twelve calendar month period immediately following such transaction, is not less than the projected EBITDA (calculated on a per share basis), on a consolidated basis, of the Corporation and its consolidated subsidiaries for the same period, all as presented in the Financial Projections.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(ii) above, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than shares of Common Stock issued, issuable or deemed issued:

(i)            by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock or shares of Series B Preferred Stock that is covered by Section 4(g), 4(h) or 4(i) above;

(ii)           by reason of Options granted or stock issued with the approval of the Board to employees, independent contractors, officers or directors of the Corporation or any Corporation Subsidiary pursuant to an equity incentive plan approved by the stockholders of the Corporation, provided that (x) for grants or issuances under any plan other than a Series B Approved Plan, the exercise price of such Options or the purchase price of such stock is equal to or greater than the Fair Market Value of the Common Stock on the date such Options are granted or such stock is issued, and (y) for grants or issuances of stock under any Series B Approved Plan, the exercise price of such Options or the purchase price of such stock is granted or issued in accordance with the terms of such Series B Approved Plan; or

(iii)          by reason of the conversion of any capital stock, convertible or exchangeable notes or any other instruments issued by the Corporation in connection with the Stock Purchase Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Base Share Price” shall have the meaning set forth in Section 2(a)(i) hereof.

“Board” shall have the meaning set forth in Section 1 hereof.

“Closing Notice” shall have the meaning set forth in Section 5(b)(i) hereof.

“Common Stock Ownership Threshold” shall have the meaning set forth in Section 3(b)(i) hereof.

“Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of greater than 50% of the voting securities of such Person or by contract (the terms “Controlled by” and “under common Control with” shall have correlative meanings.)

“Conversion Date” shall have the meaning set forth in Section4(d)(i) hereof.

“Conversion Notice” shall have the meaning set forth in Section4(d)(i) hereof.

“Conversion Price” shall have the meaning set forth in Section 4(a)(i) hereof.

“Conversion Triggering Event” shall have the meaning set forth in Section 4(b) hereof.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Corporation Notice” shall have the meaning set forth in Section 5(b)(i) hereof.

“Deemed Liquidation Event” shall have the meaning set forth in Section 2(c)(i) hereof.

“EBITDA” shall mean for any period, Net Income for such period plus, without duplication, the aggregate amounts deducted in determining Net Income during such period, the sum of (A) interest paid on indebtedness for such period, (B) income taxes for such period, (C) depreciation expense for such period and (D) amortization expense for such period, all as determined in accordance with GAAP as applied in accordance with past practice

 “Fair Market Value” shall mean, as of any given date, either (1) the fair market value as determined under the relevant equity incentive plan, or (2) if the relevant equity incentive plan does not provide for such determination, an amount equal to the average closing price per share of the Common Stock on the Nasdaq Stock Market (or other applicable stock market exchange), as reported by Bloomberg or another reputable reporting service, for the thirty (30) trading days prior to (and not including) such date.

“Financial Projections” shall mean written financial projections prepared by the Corporation and certified by the Corporation’s chief financial officer, prepared in good faith and based upon reasonable assumptions and estimates regarding the economic, business, industry, market, legal and regulatory circumstances and conditions relevant to the Corporation.

“GAAP” shall mean generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board; and such principles observed in a current period shall be comparable in all material respects to those applied in a preceding period.

“Governmental Body” shall mean any:

(a)      nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)   federal, state, local, municipal, foreign or other government; or

(c)   governmental, quasi-governmental, administrative or regulatory authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal).

“Initial Stockholder Meeting” shall have the meaning set forth in Section 4(b)(i) hereof.

“Investor Rights Agreement” shall have the meaning set forth in Section 5(a) hereof.

“Liquidation” shall have the meaning set forth in Section 2(a)(i) hereof.

“Maximum Share Preferred Vote” shall have the meaning set forth in Section 3(a) hereof.

“Net Income” shall mean for any period, net income on a consolidated basis for that period determined in accordance with GAAP applied consistently with past practice.

“Option” shall mean any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Parity Stock” shall mean any class or series of equity securities of the Corporation expressly on parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of declared but unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

“Person” shall mean any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Primary Holders” shall have the meaning set forth in Section 3(b)(i) hereof.

“Put Date” shall have the meaning set forth in Section 5(b)(i) hereof.

“Put Notice” shall have the meaning set forth in Section 5(a) hereof.

“Put Price” shall have the meaning set forth in Section 5(a) hereof.

“Redemption Date” shall mean any Put Date.

“Redemption Price” shall mean the Put Price.

“Senior Stock” shall have the meaning set forth in Section 3(c)(ii) hereof.

“Series B Approved Plan” shall mean (i) the Corporation’s Amended and Restated Stock Option Plan and Employee Stock Purchase Plan in effect as of the Series B Original Issue Date or any replacement plan or other stock option or equity incentive plan adopted after the Series B Original Issue Date by either a majority the Board, which majority includes the Series B Director, or approved by a majority of the holders of the Series B Preferred Stock; or (ii) any stock option or equity incentive plan of the Corporation in effect as of the Series B Original Issue Date.

“Series B Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued, regardless of the number of times the transfer of such share shall be made on the Corporation’s stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

“Series B Director” shall have the meaning set forth in Section 3(b)(i) hereof.

“Series B Liquidation Amount” shall have the meaning set forth in Section 2(a)(i) hereof.

“Series B Preferred Stock Register” shall have the meaning set forth in Section 10 hereof.

“Stated Value” shall have the meaning set forth in Section 4(a) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in Section 4(b)(i) hereof.

“Tertio” shall have the meaning set forth in Section 3(b)(i) hereof.

7.             Preemptive Rights.  The holders of Series B Preferred Stock shall have “preemptive rights,” as such term is used in Section 102(b)(3) of the Delaware General Corporation Law, to the extent provided in the Investor Rights Agreement.

8.             Use of Best Efforts.  Where the “best efforts” of the Corporation are required herein, it is understood and agreed that the Corporation shall not be required by its obligation to undertake “best efforts” to incur any extraordinary expense or undertake or engage in any litigation.

9.             Waivers.  The holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.  Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, subject to applicable law.

10.           Registration of Series B Preferred Stock.  The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the record holders thereof from time to time.  The Corporation may deem and treat the registered holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

11.           Registration of Transfers.  The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

12.           Replacement Certificates.  If any certificate evidencing Series B Preferred Stock, or Common Stock issued upon conversion thereof, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

13.           Notices.  Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Eastern time) and electronic confirmation of receipt is received by the sender, (ii) the day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given.  The addresses for such communications shall be: (i) if to the Corporation, to 9777 Mount Pyramid Court, Suite 100, Englewood, Colorado 80112, facsimile: (303) 802-1420, attention: Chief Executive Officer and President, or (ii) if to a holder of Series B Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

*          *          *

In Witness Whereof, the Corporation has caused this Certificate of Designation to be executed as of November 1, 2004.

Evolving Systems, Inc.

By:	/s/ Stephen K. Gartside, Jr.
Stephen K. Gartside, Jr.
President and Chief Executive Officer